Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by EzFill Holdings, Inc. of the Registration Statement on Form S-1 (File No. 333-275761) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of EzFill Holdings, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 19, 2024	Full Name:	Michael D. Farkas

	Signature:	/s/ Michael D. Farkas